Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Mosaic Company:

We consent to the use of our reports dated August 11, 2006, with respect to the consolidated balance sheets of The Mosaic Company as of May 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended May 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2006 and the effectiveness of internal control over financial reporting as of May 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 11, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of May 31, 2006, expresses our opinion that The Mosaic Company did not maintain effective internal controls over financial reporting as of May 31, 2006, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management identified material weaknesses in internal control over financial reporting. The material weaknesses related to monitoring of the internal controls of the Phosphate business segment, inadequate segregation of duties and effective controls over the accounting for income taxes.

/s/ KPMG LLP

Minneapolis, Minnesota

April 20, 2007